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                                                                   EXHIBIT 10.18

                                December 20, 2004

Mr. James M. Jenness
2049 North Mohawk
Chicago, Illinois 60614

Dear Jim:

We are very excited that you have agreed to be Chairman of the Board and Chief Executive Officer ("CEO") of Kellogg Company (the "Company"), subject to Carlos Gutierrez's being sworn in as Secretary of Commerce. As we discussed, your experience with the Company, and your extensive knowledge of our business will make this transition as seamless as possible.

      The following outlines the package of compensation and benefits that you will receive in connection with agreeing to serve as the Company's CEO. Except as specifically noted, all compensation and benefits will be provided only if you actually begin employment as CEO.

1.    Base Salary; Annual Incentive Plan.

      Your starting base salary will be $1,050,000 per year (which approximates the 50th percentile of the Company's peer group), and you will be eligible for your first annual merit adjustment in April 2006. Under the Kellogg Company Executive Compensation Deferral Plan, all base salary in excess of $950,000 per year will be subject to mandatory deferral in stock units, to be distributed in cash following your departure from employment with the Company.

      You will also participate in the Kellogg Company Annual Incentive Plan (the "AIP"), with a target award for 2005 of 115% of base salary. Your actual bonus awards will range from 0 to 200% of target, depending upon achievement of the corporate, business unit and individual goals established by the Company's Board of Directors (the "Board").

2.    Long-Term Incentives.

      You will also be eligible to participate in the Company's long-term incentive program (the "LTIP"). The LTIP is currently comprised of grants of stock options and the Executive Performance Plan (the "EPP"). Stock options are typically awarded in the first quarter of the year, and all stock option awards and features are otherwise subject to annual approval by the Board. Each EPP is a three-year long-term performance plan, with performance metrics and targets determined by the Compensation Committee of the Board (the "Compensation Committee"). EPP awards range from 0% to 200% of target, depending upon the level of achievement of performance goals established by the Compensation Committee, and are paid in shares of Company stock. Additional terms and conditions of the EPP are described in the plan summary that will be presented to you at the time of the award.
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Mr. James M. Jenness
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December 20, 2004

      Your 2005 LTIP target award will be established by the Compensation Committee at approximately $5,000,000 - $6,000,000 (which approximates the 50th percentile of the Company's peer group), with 70% of that value being reflected in your stock option award, and the remaining 30% representing the target amount of your EPP award for the performance period 2005-2007.

3.    Restricted Stock.

      You will receive a restricted stock grant (the "Stock Grant") on the first day of your employment as CEO (the "Start Date"), consisting of a number of shares of the Company's common stock having an aggregate value of $1,000,000, based on the average of the high and low trading price of the common stock on the Start Date, rounded to the nearest whole number of shares. The Stock Grant will vest on the third anniversary of the Start Date, if you are still employed on that anniversary. If your employment is terminated by the Company without Cause (as defined below) or by you for Good Reason before the third anniversary of the Start Date, a pro-rata portion of the Stock Grant will vest upon your termination. The pro-rata portion will be determined by (i) multiplying the total number of shares in the Stock Grant by a fraction, the numerator of which is the number of whole and partial calendar months in the period from your Start Date through the date of termination, and the denominator of which is 36, and
      (ii) rounding to the nearest whole number of shares, if necessary. Additional terms and conditions of your restricted stock grant are described in the award letter and plan summary that will be presented to you at the time of the award.

      For purposes of this letter agreement, termination for "Cause" means termination by the Company because of (i) your willful engaging in illegal conduct or gross misconduct pursuant to which the Company has suffered a loss, or (ii) your willful and continued failure to perform substantially your duties hereunder in any material respect; provided, however, that in the case of clause (ii), the Company must provide written notice of such breach or failure within thirty (30) days of its discovery thereof, and you shall have thirty (30) days from such written notice to cure such breach or failure.

      For purposes of this letter agreement, termination for "Good Reason" means termination by you because of (i) a reduction in your base salary, as in effect from time to time, (ii) the Company's failure to provide any fringe benefit plan or substantially similar benefit or compensation plan which has been made generally available to other management employees of the Company at a level which is generally consistent with past practices; provided, however, that nothing in this clause shall be construed to constrain the Company from amending or eliminating any benefit or compensation plan; (iii) a breach by the Company of its obligations to you under this letter agreement in any material respect, or (iv) the assignment of any duties inconsistent with the role of Chairman of the Board and Chief Executive Officer of the Company or a diminution in your responsibilities, authority or duties as in effect immediately prior to such change; provided however, that in the case of each of clauses (i) through (iv) hereof, you must provide written notice of any such alleged action of the Company within thirty (30) days

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Mr. James M. Jenness
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December 20, 2004

      of the date you knew of such action and the Company shall have thirty (30) days from such written notice to cure such action.

4.    Retirement Benefits.

      You will be eligible to participate in the Kellogg Company Salaried Pension Plan (the "Qualified Plan"), the Kellogg Company Supplemental Retirement Plan (the "Supplemental Plan") and the Kellogg Company Excess Benefit Plan (the "Excess Plan") (collectively, the "Pension Plans"), to the same extent and on the same basis as other senior executives, with the modification explained below. The Qualified Plan is funded by Company contributions to a trust, and the Supplemental Plan and the Excess Plan benefits are paid by the Company out of general assets. None of the Pension Plans requires employee contributions. Under the current terms of the Pension Plans, you will begin building service credits on a monthly basis the day you begin employment; you will become vested in the plan upon completion of 5 years of vesting service; the amount of your benefit is based on the number of years that you work for the Company and your final average pay, which includes your AIP bonus (but not your EPP payouts or equity compensation); and survivor options and disability benefits are provided under the plan.

      In addition to the Pension Plans, you will participate in the Kellogg Company Key Executive Benefits Plan (the "Key Executive Plan") to the extent necessary to ensure that if your employment with the Company is terminated (1) after you have completed three years of service but before you have completed five years of service and attained age 62, or (2) by you for Good Reason at any time before you have completed five years of service and attained age 62, you will receive an aggregate pension benefit equal to the benefit you would have received under the Pension Plans if you had attained age 62 with 5 years of service (provided that the amount of your accrued pension benefit will be determined based on your actual years of service and your actual compensation during employment).

      Furthermore, whenever your employment with the Company terminates, you will receive a retiree medical benefit, for you and your eligible dependents during your lifetime, similar to the coverage that Carlos would have had in the event he had retired under the applicable plan at the time your employment terminates, or the cash equivalent thereof, as reasonably determined by the Company.

5.    Other Employment and Severance Benefits.

      You will also be eligible to participate in the Kellogg Company Savings and Investment Plan and the Kellogg Company Supplemental Savings and Investment Plan (Restoration Plan), to the same extent and on the same basis as other senior executives. Under the current terms of these plans, you will be eligible to start making your own contributions immediately, and after you have completed one year of service, the Company will begin contributing to your account at a rate of 100 percent for the first 3 percent of your contributions and 50 percent on the next 2 percent of your contributions.
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Mr. James M. Jenness
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December 20, 2004

      You will also be entitled to participate in the Company's other employee benefit plans and senior executive benefit plans, as in effect from time to time. The employee benefit plans currently include life insurance, medical insurance, dental plan, salary continuation plan in the event of personal illness, holidays, and vacation. The senior executive benefit plans currently include the Executive Survivor Income Plan, which provides Company sponsored life insurance, and the Change of Control policy, which provides certain benefits in connection with a change of control of the Company. When you leave the Company, if (a) you use your good faith efforts to sell your primary residence in the Battle Creek/Kalamazoo area for the highest price available at the time, and (b) the sale takes place within 12 months of your departure date, the Company will pay to you the excess, if any, of your purchase price over the sale price of the residence.

      In addition, in the event your employment is terminated by the Company without Cause or by you for Good Reason, you will be entitled to receive severance in an amount as determined by the Board (but in no event less than two times your then-current base and target bonus), conditioned upon your signing and not revoking a form of separation agreement furnished by the Company, which would include, among other things, an agreement not to compete and a release of claims. You would not be eligible to receive severance payments if you are otherwise eligible to receive payments under the Change of Control policy.

      The Company also will pay the expenses involved in moving you and your family to your new location consistent with our relocation policy.

6.    Other Benefits.

      We understand that you have resigned from your position with Integrated Merchandising Systems, LLC ("IMS"), in order to make yourself available to accept the position as the Company's Chairman and CEO. We also understand the financial and other consequences that would occur if you do not become the Company's Chairman and CEO. Accordingly, subject to the next two sentences, the Company will pay you $2,215,000 (the "Payment") to compensate you for your forfeiture of specific benefits from IMS or an affiliate of IMS relating to bonus and performance programs (the "Forfeited Benefits") and in recognition of the preparatory work you are doing during this interim period. The Payment will be made to you on or before December 31, 2004, regardless of whether you become the Company's Chairman and CEO. As we discussed, if Carlos is sworn in as Secretary of Commerce and you do not become the CEO for any reason other than your death or disability or a termination of this letter agreement by the Company, you will not be entitled to receive any portion of the Payment (and you will refund to the Company any portion of the Payment that you have already been paid). You also agree that you will refund to the Company any portion of the Payment that you receive from the Company to the extent that you actually receive the applicable Forfeited Benefit from IMS or an affiliate of IMS.
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Mr. James M. Jenness
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December 20, 2004

      We also recognize that it may be difficult to secure a comparable position under these circumstances for a variety of reasons, including the fact that you are subject to a non-compete with IMS, and that by resigning your position you have given up substantial death and disability benefits from IMS. Consequently, if Carlos remains the CEO, or if he is sworn in as Secretary of Commerce but you do not become the CEO as a result of your death or disability or a termination of this letter agreement by the Company, the Company will pay you (or your estate, in the event of your death) $1,600,000 (your estimated average total compensation for the past three years) annually for the next three years. As we discussed, this amount would be offset by income that you earn from another employer or other similar business arrangement during that three-year period. In any event, we would expect that you would remain on our Board.

7.    Tax Law Change.

      As you may know, the American Jobs Creation Act of 2004 (the "AJCA") made sweeping changes to the tax law governing nonqualified deferred compensation. Any deferred compensation that you may earn as CEO will be subject to the new rules, and a failure to comply with those rules would result in substantial tax penalties to you. It is the Company's intention to make every effort to comply with the new rules, to avoid adverse tax consequences to you and other employees. The changes will be designed with the intention of preserving the economics of the affected arrangements.

      In particular, we anticipate that it will be necessary to amend the Supplemental Plan, the Excess Plan, the Key Executive Plan, and the Supplemental Savings and Investment Plan, among other Company arrangements, to comply with the new rules by, among other things, imposing stricter limits on the timing of payouts and elections by participants. These amendments will apply to you in the same manner as to the Company's other executives. Furthermore, although we believe that this letter agreement complies with the new tax law, and that no provision of this letter agreement constitutes a material modification, within the meaning of Section 885(d)(2)(B) of the AJCA, of the Supplemental Plan, the Excess Plan or the Key Executive Plan, the Treasury Department has not yet issued regulations under the AJCA, and many questions remain unclear. Accordingly, if the Company determines, after regulations are issued and in consultation with its tax advisors, that any provision of this letter agreement does not so comply, or does constitute such a material modification, the provisions in question will not be operative, and you and the Company will make mutually acceptable revisions to this letter agreement so that you receive the same economic benefits in a manner that avoids adverse tax consequences to you and the other participants in the listed plans.

8.    Miscellaneous.

      As a matter of Company policy, your employment is contingent upon you successfully passing a drug screen. Under Company policy, all employment is at-will, and any exceptions must be in writing and approved by an authorized officer. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or

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Mr. James M. Jenness
Page 6
December 20, 2004

      otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this letter agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. "Company" means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this letter agreement by operation of law or otherwise.

      We are very excited about the prospect of your becoming the Chairman and Chief Executive Officer of Kellogg Company. Upon your execution of this letter agreement, it will become a binding agreement between you and the Company.

                                    Sincerely,

                                    /s/ Gordon Gund

                                    Gordon Gund
                                    Chairman, Nominating and
                                    Governance Committee

Acknowledged and agreed this
22 day of December, 2004

/s/ James M. Jenness
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James M. Jenness